Exhibit 10.2
EXECUTION COPY

EQUITY COMMITMENT AGREEMENT
among
SANDY CREEK ENERGY ASSOCIATES, L.P.,
a Delaware limited partnership,
as Borrower
and
SANDY CREEK HOLDINGS, LLC,
a Delaware limited liability company,
as Equity Investor
and
CREDIT SUISSE,
as Collateral Agent
Dated as of August 29, 2007

i

EQUITY COMMITMENT AGREEMENT
This EQUITY COMMITMENT AGREEMENT, dated as of August 29, 2007 (this “Agreement”), by and among SANDY CREEK ENERGY ASSOCIATES, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Borrower”), SANDY CREEK HOLDINGS, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Equity Investor”) and CREDIT SUISSE, in its capacity as collateral agent for the Secured Parties under the Intercreditor Agreement (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).
RECITALS
WHEREAS, the Borrower desires to develop, construct, finance and operate, together with one or more Co-Participants (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I of the Credit Agreement referred to below), an approximately 900 net megawatt coal-fired power generation facility, to be located in Riesel, Texas, known as the “Sandy Creek Energy Station” (as more fully defined in the Credit Agreement referred to below, the “Project”).
WHEREAS, in order to finance the development, construction, operation and maintenance of its interests in the Project, (a) the Borrower has entered into that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto, Credit Suisse, as administrative agent for the Lenders under the Credit Agreement, the Collateral Agent, and, among others, Credit Suisse Securities (USA) LLC and RBS Securities Corporation as joint lead arrangers and as joint book managers, and (b) the Sponsors and the Equity Investor have agreed to contribute (or cause to be contributed) cash in the form of common equity to the Borrower to fund a portion of the Project Costs, in the case of the Equity Investor, pursuant to this Agreement, and, in the case of the Sponsors, pursuant to the other Equity Commitment Agreements.
WHEREAS, as of the Closing Date, the Equity Investor is the indirect owner of 100% of the outstanding economic and beneficial ownership interests in the Borrower.
WHEREAS, the Equity Investor has agreed to make Equity Contributions (as defined below) in accordance with this Agreement in order to finance a portion of the cost of developing and constructing the Project and to satisfy certain other conditions under and in accordance with the Loan Documents.
WHEREAS, the Equity Investor has agreed to provide credit support for its Equity Commitment obligations in the form of one or more irrevocable letters of credit, in form and substance reasonably acceptable to the Collateral Agent, issued by one or more Acceptable Credit Providers (each such letter of credit, “Acceptable Credit Support”).
WHEREAS, the execution and delivery of this Agreement, and the provision of Acceptable Credit Support, is a condition precedent to the Lenders’ obligation to make Loans and other extensions of credit to the Borrower under the Credit Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the promises contained herein, and in order to induce the Lenders to enter into the Credit Agreement and the other Loan Documents and to make the advances of credit contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1.
DEFINITIONS
1.1 Defined Terms. Each capitalized term used and not otherwise defined herein (including the preamble and recitals) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms shall have the following respective meanings:
“Acceptable Credit Support” has the meaning given in the recitals.
“Act of Required Secured Parties” has the meaning given in the Intercreditor Agreement.
“Agreement” has the meaning given in the preamble.
“Borrower” has the meaning given in the preamble.
“Borrower Interests” has the meaning give in the Pledge Agreement.
“Collateral Agent” has the meaning given in the preamble.
“Contribution Amount” has the meaning given in Section 2.1(e).
“Contribution Date” has the meaning given in Section 2.1(e).
“Contribution Request” has the meaning given in Section 2.1(e).
“Credit Agreement” has the meaning given in the recitals.
“Date Certain Funding Contribution” has the meaning given in Section 2.1(a)(iii).
“Debt Equity Ratio” has the meaning given in the Depositary Agreement.
“Default Funding Contribution” has the meaning given in Section 2.1(a)(ii).
“Defaulted Payment” has the meaning given in Section 4.1.
“Discharge Date” has the meaning given in the Intercreditor Agreement.

“Discharge of Secured Obligations” has the meaning given in the Intercreditor Agreement.
“Drawing Amount” has the meaning given in Section 2.1(d).
“Drawstop Equity Contributions” has the meaning given in the Depositary Agreement.
“Equity Commitment” means, at any time, the Equity Contribution to be made by the Equity Investor at such time (and in such amounts) as specified in Section 2.1(a), as may be reduced from time to time in accordance with (i) Section 2.1(c) in connection with a Permitted Project Interest Transfer and (ii) Section 2.1(g) in connection with a transfer by the Equity Investor of all or a portion of its ownership interest in the Equity Interests of the Borrower. The initial Equity Commitment of the Equity Investor, which may be reduced as specified in the preceding sentence, as of the Closing Date is $200,000,000 (the “Initial Equity Commitment”). Notwithstanding any contrary provision contained in any Transaction Document, the aggregate Equity Commitment shall not exceed the Initial Equity Commitment.
“Equity Contribution” means any Equity Funds provided by the Equity Investor in accordance with the terms of this Agreement.
“Equity Contribution Date” means each Contribution Date and each other date on which any Equity Contribution is required to be made hereunder.
“Equity Funds” means any cash capital contribution in exchange for or in respect of common equity interests provided by the Equity Investor to the Borrower either directly or indirectly through one or more companies in which the Equity Investor has ownership interest, in each case pursuant to the terms of this Agreement.
“Equity Investor” has the meaning given in the preamble.
“Equity Letter of Credit” means each letter of credit provided in accordance with this Agreement that constitutes Acceptable Credit Support.
“Funding Contribution” means each Project Cost Funding Contribution, each Default Funding Contribution, each Date Certain Funding Contribution and each Term Conversion Date Funding Contribution.
“Holdco Percentage” means 100%, as may be adjusted in accordance with Section 2.1(g).
“Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Sandy Creek Energy Associates, L.P., dated as of August 29, 2007.

“Pro Rata Basis” means, with respect to any Equity Letter of Credit drawn to fund a Funding Contribution, a percentage equal to the undrawn amount of such Equity Letter of Credit divided by the total undrawn amount of the Equity Letters of Credit being drawn to fund such Funding Contribution.
“Project Cost Funding Contribution” has the meaning given in Section 2.1(a)(i).
“Retained Interest” has the meaning given in Section 4.3.
“Secured Obligations” has the meaning given such term in the Intercreditor Agreement.
“Secured Parties” has the meaning given such term in the Intercreditor Agreement.
“Term Conversion Date Funding Contribution” has the meaning given in Section 2.1(a)(iv).
“Transferee” has the meaning given in Section 2.1(g).
“Trigger Event” shall have the meaning given such term in the Intercreditor Agreement.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.
1.2 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.02 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.
1.3 UCC Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.
ARTICLE 2.
OBLIGATIONS OF EQUITY INVESTOR AND THE BORROWER
2.1 Equity Contributions.

(a) Contributions by Equity Investor. Notwithstanding any provision to the contrary contained herein (but subject to the last sentence of the definition of Equity Commitment), the Equity Investor hereby agrees, for the benefit of the Borrower and the Collateral Agent (on behalf of the Secured Parties), as follows:
(i) from and after the date on which (A) the proceeds of the Term Loans and the Construction Loans and the proceeds of any Permitted Tax-Exempt Bonds (to the extent such Permitted Tax Exempt Bonds are funded in accordance with the terms of the Credit Agreement) have been fully utilized (and prior to the Term Conversion Date) or (B) a Default (but not an Event of Default) arises prior to the Term Conversion Date under Section 7.01(l)(iii) of the Credit Agreement, the Equity Investor hereby agrees to make, or cause to be made through its direct or indirect subsidiaries, an Equity Contribution to the Borrower in an amount equal to the Equity Investor’s Holdco Percentage of all Project Costs as they are incurred (each, a “Project Cost Funding Contribution”) until the Equity Commitment is fully funded (or, in the case of clause (B) above, the earlier date when the applicable Default has been cured in accordance with the terms of the Credit Agreement), each such Project Cost Funding Contribution to be made not less than two (2) Business Days prior to the date on which such Project Costs are reasonably expected to become due and payable unless, prior to such second Business Day, such Project Costs are paid with Drawstop Equity Contributions (provided that, in the case of clause (B) above, the Equity Investor shall have received at least ten (10) Business Days prior written notice of the applicable Default from the Borrower or the Collateral Agent);
(ii) upon the occurrence of an Event of Default under the Credit Agreement at any time prior to the Term Conversion Date, the Equity Investor hereby agrees to make, or cause to be made through its direct or indirect subsidiaries, an Equity Contribution to the Borrower in an amount equal to the then-unfunded Equity Commitment (each, a “Default Funding Contribution”), such Default Funding Contribution to be made not less than five (5) Business Days from receipt by the applicable Equity Investor of notice from the Collateral Agent that an Event of Default has occurred and is continuing;
(iii) if the Term Conversion Date has not occurred by the Date Certain, the Equity Investor hereby agrees to make, or cause to be made through its direct or indirect subsidiaries, an Equity Contribution to the Borrower in an amount equal to the then-unfunded Equity Commitment (a “Date Certain Funding Contribution”), such Date Certain Funding Contribution to be made on the Date Certain; and
(iv) if and to the extent that on the Term Conversion Date any portion of the Equity Commitment remains unfunded, the Equity Investor hereby agrees to make, or cause to be made through its direct or indirect subsidiaries, an Equity Contribution to the Borrower in an amount equal to its then unfunded Equity Commitment (the “Term Conversion Date Funding Contribution”), such Term Conversion Date Funding Contribution to be made on the Term Conversion Date.

(b) Treatment of Proceeds. (i) (i) Not later than two (2) Business Days prior to each Equity Contribution Date, the Equity Investor shall notify the Collateral Agent whether it intends to fund all or any portion of its applicable Funding Contribution (such notice, a “Funding Notice”). If the Equity Investor elects to fund all or any portion of its Funding Contribution, it shall deposit such Funding Contribution in Dollars and immediately available funds directly into the relevant Project Account as set forth below in clause (ii) for application in accordance with such clause. If the Equity Investor funds a portion (but not all) of any Funding Contribution in Dollars, the Equity Investor shall notify the Collateral Agent which Equity Letters of Credit should be drawn to fund the balance of such Funding Contribution. If the Equity Investor does not pay any of its Funding Contribution in accordance with this Section 2.1(b)(i), the Collateral Agent shall draw upon the Equity Letters of Credit specified by the Equity Investor (provided, however, that if the Equity Investor has failed to notify the Collateral Agent as to which Equity Letters of Credit should be drawn on or prior to the applicable Equity Contribution Date, the Collateral Agent shall draw upon all Equity Letters of Credit on a Pro Rata Basis) in the amount of such Funding Contribution, and, on the applicable Equity Contribution Date, the Collateral Agent shall deposit the proceeds of such draw (or draws) into the relevant Project Account as set forth below in clause (ii) for application in accordance with such clause.
(ii) The proceeds of each Project Cost Funding Contribution, Default Funding Contribution and Date Certain Funding Contribution shall be deposited directly into the Construction Account and applied solely to the payment of Project Costs in accordance with Section 3.1 of the Depositary Agreement. The proceeds of each Term Conversion Date Funding Contribution shall be deposited directly into the Prepayment Account and applied to the prepayment of the Loans in accordance with Section 3.11(c) of the Depositary Agreement. Notwithstanding that the Equity Contributions of the Equity Investor shall be deposited directly into the Construction Account or the Prepayment Account, as applicable, the Equity Investor and the Borrower hereby agree that any and all Equity Contributions made by the Equity Investor in accordance with the terms hereof shall be deemed to be Equity Contributions by the Equity Investor (or its direct or indirect subsidiary) in the Borrower (which Equity Contributions shall be evidenced solely by one or more certificates that have been previously delivered to the Collateral Agent, together with applicable transfer powers executed in blank, in accordance with the terms of the applicable Security Documents). The Equity Investor irrevocably consents to the application of Equity Contributions to the payment of Project Costs and to the prepayment of the Loans as specified above or in a manner otherwise permitted by the Loan Documents.
(iii) Any draw upon the Acceptable Credit Support which is paid by the issuing bank thereof to the Collateral Agent to fund a Funding Contribution shall satisfy the funding obligations of the Equity Investor in respect of such Funding Contribution.

(c) Permitted Project Interest Transfers. In connection with any Permitted Project Interest Transfer that is conducted in accordance with the terms of the applicable Loan Documents, including, without limitation, the obligation to prepay the Loans under and in accordance with Section 3.10(b) of the Depositary Agreement, from and after the date on which such prepayment has been made, the Equity Commitment shall be reduced by an amount equal to the Equity Investor’s original Equity Commitment (as in effect on the date hereof) multiplied by the Permitted Project Transfer Interest Percentage applicable to such Permitted Project Interest Transfer.
(d) Pro Rata Treatment of Acceptable Credit Support. Subject to Section 2.1(b)(i), in the event that the Equity Investor has provided more than one Equity Letter of Credit and the Collateral Agent is permitted to draw upon such Acceptable Credit Support in any amount as permitted hereunder (the “Drawing Amount”), the Collateral Agent shall draw upon such Equity Letters of Credit as directed by the Equity Investor (provided, however, that if Equity Investor has failed to direct the Collateral Agent as to the drawing of Equity Letters of Credit as and when specified in this Agreement, the Collateral Agent shall draw upon all Equity Letters of Credit on a Pro Rata Basis). If and to the extent that any Drawing Amount has been funded in Dollars, the Collateral Agent shall not draw upon an Equity Letter of Credit unless and to the extent that the obligations of the Equity Investor in respect of such cash contributions have been reinstated in accordance with Section 3.1.
(e) Contribution Requests. The Borrower shall deliver to the Equity Investor a written request (a “Contribution Request”), with a copy to the Collateral Agent, at any time that a Project Cost Funding Contribution is reasonably anticipated to be required in accordance with Section 2.1(a)(i). Each Contribution Request shall specify the Project Costs then incurred, the amount of such Contribution Request, the Equity Investor’s Holdco Percentage of such amount (the “Contribution Amount”) and the requested date of contribution (which shall be at least ten (10) calendar days following the date of such Contribution Request) (the “Contribution Date”). No later than the applicable Contribution Date, the Equity Investor shall pay or cause to be paid to the Collateral Agent its Contribution Amount pursuant to Section 2.1(b).
(f) Failure to Provide Acceptable Credit Support. (i) If at any time the Equity Investor shall have failed to cause its Equity Commitment to be supported by Acceptable Credit Support in accordance with Section 6.3 (or if any Equity Letter of Credit previously delivered to the Collateral Agent by the Equity Investor ceases to be Acceptable Credit Support) and, in either case, such condition has continued for a period of fifteen (15) days, the Collateral Agent shall make a drawing under such Acceptable Credit Support in an amount equal to the full available amount of such Acceptable Credit Support at such time on the Business Day immediately following the conclusion of the fifteen (15) day period referred to above in accordance with the terms of such Acceptable Credit Support, and the Collateral Agent shall promptly deposit or cause to be deposited the proceeds thereof in the Construction Account for application in accordance with this Agreement.

(ii) In the event that the Equity Investor elects to fund any Funding Contributions in Dollars and immediately available funds instead of by a drawing on the Acceptable Credit Support in accordance with Section 2.1(b)(i), or the Equity Commitment is reduced in accordance with Section 2.1(c) or Section 2.1(g), the Equity Investor shall be entitled to deliver to the Collateral Agent, and the Collateral Agent thereafter (if it has determined that such reduction is permitted hereunder and such Funding Contribution has not been reinstated in accordance with Section 3.1 at any time within ninety-one (91) days after such Equity Contribution has been made; provided that the Collateral Agent shall not be entitled to draw under such Equity Letter of Credit unless and to the extent that such amounts have been reinstated in accordance with Section 3.1) shall countersign and, promptly after the applicable Equity Contribution Date or the date of reduction in the Equity Commitment, deliver to the issuer of such Acceptable Credit Support, an Equity Letter of Credit reduction certificate in the form attached to such Acceptable Credit Support (or otherwise satisfactory to the issuer of such Acceptable Credit Support) and the face amount of such Acceptable Credit Support may be reduced from time to time as provided in such certificate.
(iii) If the issuer of any Equity Letter of Credit has notified the Collateral Agent in accordance with the terms hereof (and the Collateral Agent has so notified the Equity Investor within 10 days thereafter), that such Equity Letter of Credit will not be extended beyond the scheduled expiration date therefor (such date, the “Scheduled Expiration Date”), the Equity Investor shall cause such Equity Letter of Credit to be renewed or replaced at least thirty (30) days prior to the Scheduled Expiration Date with Acceptable Credit Support.
(g) Permitted Sell-Down. In connection with a transfer by the Equity Investor of all or a portion of its ownership interest in the Equity Interests of the Borrower that is permitted under the terms of the applicable Loan Documents, any portion of the unfunded Equity Commitment may be transferred to and assumed by the applicable transferee (a “Transferee”) on a pro rata basis (based on the Equity Interests so transferred) and the Equity Commitment shall be reduced on a dollar-for-dollar basis (based on the amount so transferred to and assumed by such Transferee); provided that (i) no Default or Event of Default shall have occurred as a result of such transfer and be continuing and no Change of Control shall have occurred; (ii) such Transferee shall have executed an equity commitment agreement on substantially the same terms and conditions as this Agreement with respect to the portion of the Equity Commitment so assumed and (iii) such Transferee’s obligations under such equity commitment agreement shall be supported at all times by Acceptable Credit Support. In connection with any such transfer and assumption (and related execution of a new equity commitment agreement), the Holdco Percentage of the Equity Investor shall be reduced by a corresponding amount of Equity Interests so transferred and the applicable Transferee’s Holdco Percentage will be deemed to be the amount by which the Equity Investor’s Holdco Percentage has been reduced.
(h) Notwithstanding anything contained herein to the contrary (but subject to Section 3.1), in no event shall the Equity Contributions made by the Equity Investor pursuant to this Agreement, when taken together with all purchases of undivided participating interests under Section 4.1, exceed the Equity Commitment of the Equity Investor.
2.2 Payments.
2.2.1. Taxes. Except as otherwise required by applicable Legal Requirements, each payment required to be made by the Equity Investor to the Borrower hereunder shall be made without deduction or withholding for or on account of any Taxes. If such deduction or withholding is so required, the Equity Investor shall (a) pay the amount required to be deducted or withheld to the appropriate authorities before penalties attach thereto or interest accrues thereon and (b) forthwith pay to the Borrower (for deposit in the applicable Project Account in accordance with Section 2.1) such additional amount as may be necessary to ensure that the net amount actually received by the Borrower is equal to the amount that the Borrower would have received had there been no such deduction or withholding.

2.2.2. Late Payment. In the event that any Equity Contribution is not made on the related Equity Contribution Date, the amount of such delinquent Equity Contribution shall bear interest at a per annum rate equal to 2% plus the interest rate then applicable to ABR Loans as provided in Section 2.13(a) of the Credit Agreement until such time as such Equity Contribution is deposited in the applicable Project Account in accordance with Section 2.1.
2.3 Waiver of Defenses; Obligations Unconditional.
2.3.1. Waiver of Defenses. To the extent permitted by applicable law, the Equity Investor hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by applicable Legal Requirements to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including (a) any right to require the Collateral Agent or any Secured Party to proceed against the Borrower or any other person or to proceed against or exhaust any security held by the Collateral Agent or any other Secured Party at any time or to pursue any other remedy in the Collateral Agent’s or any Secured Party’s power before proceeding against the Equity Investor, (b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Borrower or any other person or the failure of the Collateral Agent or any other Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Borrower or any other person, (c) demand, presentment, protest and notice of any kind (other than any notice required pursuant to the express provisions of this Agreement), including notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Borrower, the Collateral Agent, the Secured Parties, any endorser or creditor of the foregoing or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Collateral Agent or any Secured Party as collateral or in connection with any of the Secured Obligations, (d) any defense based upon an election of remedies by the Collateral Agent or the Secured Parties, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Equity Investor, the right of the Equity Investor to proceed against the Borrower or another person for reimbursement, or both, (e) any defense based on any offset against any amounts which may be owed by any person to the Equity Investor or the Borrower for any reason whatsoever, (f) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Borrower or the failure by the Borrower to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the EPC Contract, the Credit Agreement or any other Transaction Document, (g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal (provided that in no event shall the obligations of the Equity Investor hereunder exceed its Equity Commitment), (h) any defense, setoff or counterclaim which may at any time be available to or asserted by the Borrower against the Collateral Agent, the Secured Parties or any other person under the EPC Contract, the Credit Agreement or the other Transaction Document, (i) any duty on the part of the Collateral Agent or any Secured Party to disclose to the Equity Investor any facts the Collateral Agent or any Secured Party may now or hereafter know about the Borrower, regardless of whether the Collateral Agent or any Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Equity Investor intends to assume, or have reason to believe that such facts are unknown to the Equity Investor, or have a reasonable opportunity to communicate such facts to the Equity Investor, since the Equity Investor acknowledges that it is fully responsible for being and keeping informed of the financial condition of the Borrower, (j) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the EPC Contract, the Credit Agreement or any other Transaction Document or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the EPC Contract, the Credit Agreement or any other Transaction Document, (k) any defense arising because of the Collateral Agent’s or any Secured Party’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, (l) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code and (m) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any Secured Party that might otherwise constitute a defense available to, or discharge of, any guarantor or surety (in each of the foregoing cases other than, subject to Section 3.1, defense of payment of the applicable amounts).

2.3.2. Obligations Unconditional. All rights of the Collateral Agent and the Secured Parties and all obligations of the Equity Investor and the Borrower hereunder shall be absolute and unconditional irrespective of:
(a) any lack of validity, legality or enforceability of the Credit Agreement, this Agreement or any other Loan Document;
(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, the Equity Investor or any other Person (including any guarantor) under the provisions of the EPC Contract, the Credit Agreement, any other Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Secured Obligations;
(c) any change in the time, manner or place of payment of, or in any other term of, all of the Secured Obligations, or any other extension or renewal of any Secured Obligation of the Borrower, the Equity Investor or otherwise;
(d) any reduction, limitation, impairment or termination of any of the Secured Obligations for any reason other than the written agreement of the Secured Parties to terminate the Secured Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and the Equity Investor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation of the Borrower, the Equity Investor or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the EPC Contract, the Credit Agreement, this Agreement or any other Transaction Document;
(f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other security interest held by the Collateral Agent or any Secured Party; or
(g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of the Borrower, the Equity Investor, any surety or any guarantor (in each of the foregoing cases other than the defense, subject to Section 3.1, of payment of the applicable amounts).
2.4 Subrogation. So long as any of the Secured Obligations remain outstanding (subject to Section 3.1 and other than those contingent Secured Obligations that are intended to survive the termination of, as applicable, the Credit Agreement, the other Loan Documents or the other applicable documents), (a) the Equity Investor shall not have any right of subrogation and the Equity Investor waives all rights to enforce any remedy which the Collateral Agent and/or the other Secured Parties now have or may hereafter have against the Borrower or the Pledgors that arises hereunder or from the performance by the Equity Investor hereunder, and waives the benefit of, and all rights to participate in, any security now or hereafter held by the Collateral Agent (for the benefit of the Secured Parties) from the Borrower or the Pledgors, and (b) the Equity Investor waives any claim, right or remedy which it may now have or hereafter acquire against the Borrower or the Pledgors that arises hereunder and/or from the performance by the Equity Investor hereunder, including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Collateral Agent and/or the other Secured Parties against Borrower or the Pledgors or any security or collateral which the Collateral Agent and/or the other Secured Parties now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. Any amount paid to the Equity Investor on account of any such subrogation rights prior to the indefeasible payment in full in cash of the Secured Obligations, the termination of all Secured Commodity Hedges, Interest Rate Hedging Agreements and Other Interest Rate Hedging Agreements and the termination of all Commitments and other obligations of the Collateral Agent and the other Secured Parties (subject to Section 3.1 and other than those contingent Secured Obligations that are intended to survive the termination of, as applicable, the Credit Agreement, the other Loan Documents or the other applicable documents) shall be held in trust for the benefit of the Collateral Agent and shall immediately thereafter be paid to the Collateral Agent for application in accordance with this Agreement and the Intercreditor Agreement.
ARTICLE 3.
SPECIFIC PROVISIONS
3.1 Reinstatement. This Agreement and the obligations of the Equity Investor hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or otherwise restored to the Equity Investor, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to Borrower or any other person or as a result of any settlement or compromise with any person (including the Equity Investor) in respect of such payment, and the Equity Investor shall pay the Collateral Agent on demand all of its reasonable costs and expenses (including reasonable fees of counsel) incurred by the Collateral Agent in connection with such rescission or restoration.

3.2 Specific Performance. The Equity Investor hereby irrevocably waives, to the extent it may do so under applicable Legal Requirements, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Equity Investor for specific performance of this Agreement by the Borrower, the Collateral Agent or any successor or assign thereof or for their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of its assets, under the bankruptcy or insolvency laws of any jurisdiction to which the Borrower or its assets are subject.
3.3 Bankruptcy Code Waiver by Equity Investor. The Equity Investor hereby irrevocably waives, to the extent it may do so under applicable Legal Requirements, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Law or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Bankruptcy Event with respect to the Borrower. Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event with respect to the Borrower or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the Borrower under this Agreement), the Equity Investor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Law, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import. If a Bankruptcy Event with respect to the Borrower shall occur, the Equity Investor agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable Legal Requirements, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Law or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Equity Investor consents to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the Borrower’s trustee in bankruptcy, as the case may be.
3.4 Commencement of Bankruptcy Proceedings. None of the obligations of the Equity Investor under this Agreement shall be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Borrower or the Equity Investor, or by any defense which the Borrower or the Equity Investor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

3.5 Grant of Security Interest; Actions by Collateral Agent. The Equity Investor hereby consents to the assignment, pursuant to the applicable Security Documents, by the Borrower of all of its right, title and interest in, to and under this Agreement to the Collateral Agent (for the benefit of the Secured Parties). Each of the Equity Investor and the Borrower agrees that the Collateral Agent and any assignee thereof shall be entitled to enforce this Agreement in its own name and to exercise any and all rights of the Borrower under this Agreement in accordance with the terms hereof (either in its own name, or in the name of the Borrower, as the Collateral Agent may elect), and the Equity Investor and the Borrower each agree to comply and cooperate in all respects with such exercise. Without limiting the generality of the foregoing, the Collateral Agent and any assignee thereof shall have the full right and power to enforce directly against the Equity Investor all obligations of the Equity Investor under this Agreement, and otherwise to exercise all remedies available to the Borrower hereunder and to make all demands and give all notices and make all requests (either in its own name or in the name of the Borrower, as the Collateral Agent may elect) required or permitted to be made or given by the Borrower under this Agreement, including the right to make demand for payment of Equity Contributions in accordance with Article 2 and to make a claim under any Acceptable Credit Support, and the Equity Investor acknowledges and agrees that any such action taken by the Collateral Agent shall be deemed effective for all purposes of this Agreement to the same extent as if such action had been taken directly by the Borrower. If the Equity Investor shall receive inconsistent directions under this Agreement from the Borrower and the Collateral Agent, the directions of the Collateral Agent shall be deemed the effective directions, and the Equity Investor shall accordingly comply with such directions of the Collateral Agent to the extent such directions comply with the provisions hereof.
3.6 Set-Off. In addition to any rights now or hereafter granted under applicable Legal Requirements or otherwise, and not by way of limitation of any such rights, upon the failure of the Equity Investor to make any Equity Contribution as and when required hereunder and the failure of any Acceptable Credit Provider to make such Equity Contribution in accordance with the terms of any Applicable Credit Support, the Collateral Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Equity Investor or to any other person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Collateral Agent or any Secured Party (including by branches and agencies of the Collateral Agent and each Secured Party wherever located) to or for the credit or the account of the Equity Investor, against and on account of the obligations of the Equity Investor under this Agreement, irrespective of whether or not the Collateral Agent or any Secured Party shall have made any demand hereunder.
ARTICLE 4.
PURCHASE OF PARTICIPATING INTEREST
4.1 Required Purchase of Participating Interest. If by reason of a Bankruptcy Event or any act of a Governmental Authority, (a) any Equity Contribution due hereunder has not been deposited in the applicable account within five (5) Business Days after the date on which such amount is payable hereunder, or (b) any Equity Contribution theretofore deposited pursuant to Article 2 is rescinded or otherwise restored to the Equity Investor and five (5) Business Days have elapsed after the date that such Equity Contribution was rescinded or otherwise restored (such Equity Contribution, whether required but not made as provided in clause (a) or made and returned as provided in clause (b), being herein called the “Defaulted Payment”), the Equity Investor shall, without any further notice or demand by the Collateral Agent or any Secured Party, purchase an undivided participating interest in each of the Loans, Letters of Credit and Commitments which shall then be outstanding, as provided in the following sentence, in an aggregate principal amount equal to the amount of the Defaulted Payment. The Equity Investor’s purchase of an undivided participating interest in such Loans, Letters of Credit and Commitments shall be made pro rata among such Loans, Letters of Credit and Commitments based on the respective outstanding amounts thereof. The Equity Investor shall effect its purchase of undivided participating interests in such Loans, Letters of Credit and Commitments pursuant to this Section 4.1 by paying to the Collateral Agent, for the account of the holders of such Loans, Letters of Credit and Commitments, in immediately available funds in Dollars, the amount of the Defaulted Payment.

4.2 Effect of Purchase of Participating Interest. The Equity Investor’s purchase of an undivided participating interest in the Loans, Letters of Credit and Commitments in the full amount (if any) required pursuant to Section 4.1 following a Defaulted Payment in respect of Equity Contributions, shall satisfy the Equity Investor’s obligation pursuant to Section 2.1 to make Equity Contributions to the extent of the amount of such Loans, Letters of Credit and Commitments so purchased by the Equity Investor.
4.3 Subordinate Nature of Participating Interest. The Equity Investor hereby agrees that its participating interest in the Loans, Letters of Credit and Commitments purchased by it pursuant to Section 4.1 shall be subordinate in all respects to the interest in such Loans, Letters of Credit and Commitments retained by the holders (other than the Equity Investor) thereof (the “Retained Interest”), so that all payments received or collected on account of such Loans, Letters of Credit and Commitments and applied to the payment or termination thereof, whether received or collected through repayment of such Loans, Letters of Credit or Commitments by the Borrower or through right of set-off with respect thereto or realization upon any collateral security therefor or otherwise, shall first be applied to the payment of the principal, interest, fees and other amounts then due (whether at its stated maturity, by acceleration or otherwise) on the Retained Interest until such principal, interest, fees and other amounts are paid in full, before any such payments are applied pro rata on account of the Equity Investor’s and any Sponsors’ participating interest (if any) in such Loans, Letters of Credit and Commitments.
4.4 Rights of Agents and the Secured Parties. Notwithstanding the purchase and ownership by the Equity Investor of participating interests in the Loans, Letters of Credit and Commitments, and notwithstanding the rights of participants under the Credit Agreement, the Collateral Agent and, to the extent permitted, each Secured Party shall have the right, in their sole discretion in each instance and without any notice to the Equity Investor, (a) to agree to the modification or waiver of any of the terms of any of the Loan Documents or any other agreement or instrument relating thereto (but not to reduce any amount payable in respect of the portion of the Loans, Letters of Credit subject to participations purchased pursuant to Section 4.1), (b) to consent to any action or failure to act by the Borrower, the Equity Investor or any other person party to a Loan Document and (c) to exercise or refrain from exercising any rights or remedies which the Collateral Agent or any Secured Party may have under the Loan Documents or any other agreement or instrument relating thereto, including the right at any time to declare, or refrain from declaring, the Secured Obligations due and payable upon the occurrence of any event of default thereunder, and to rescind and annul any such declaration, and to foreclose and sell or exercise any other remedy, or refrain from foreclosing and selling or exercising any other remedy, with respect to any collateral securing the Secured Obligations. Neither the Collateral Agent nor any Secured Party shall be liable to the Equity Investor for any error in judgment or for any action taken or omitted to be taken by it while the Equity Investor holds a participating interest in the Loans, Letters of Credit and/or Commitments, except to the extent found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Neither the Collateral Agent nor any Secured Party shall have any duty or responsibility to provide the Equity Investor with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other party to a Loan Document or which may come into their possession or the possession of any of their respective Affiliates, or to notify the Equity Investor of any default by the Borrower or any other person under any of the Loan Documents.

4.5 No Voting Rights. Without limiting the generality of the provisions of Section 4.4, in determining whether the required consent of the Lenders (or any portion thereof) has been obtained for all purposes under the Loan Documents the participating interests in the Loans, Letters of Credit and Commitments purchased by the Equity Investor pursuant to Section 4.1 shall not be deemed to be outstanding.
4.6 Outright Purchase; Obligations Unconditional. The obligations of the Equity Investor under this Article 4 to purchase participating interests in or purchase and take an assignment of the Loans, Letters of Credit and Commitments, as the case may be, is absolute and unconditional and shall not be affected by the occurrence of any default or event of default or any other circumstance, including any circumstance of the nature described in Section 2.3.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
The Equity Investor hereby represents and warrants to and in favor of the Borrower, the Collateral Agent and the Secured Parties that:
5.1 Corporate Existence and Business. The Equity Investor (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified to do business and in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party.
5.2 Power and Authorization; Enforceable Obligations. The Equity Investor has all limited liability company power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. The Equity Investor has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other person or Governmental Authority is required in connection with the execution, delivery or performance by the Equity Investor, or the validity or enforceability as to the Equity Investor, of this Agreement and each other Transaction Document to which it is a party, except such consents or authorizations or filings or other acts as have already been obtained or made or where the failure to obtain such consent or authorization would not reasonably be expected to have a Material Adverse Effect. This Agreement and each other Transaction Document to which the Equity Investor is a party have been duly executed and delivered by the Equity Investor and constitute, and each other Transaction Document to which it is a party will upon execution and delivery thereof by the Equity Investor and the other parties thereto (if any) constitute, a legal, valid and binding obligation of the Equity Investor enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

5.3 No Legal Bar. The execution, delivery and performance by the Equity Investor of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby (including the making by the Equity Investor of any payments hereunder) or under any other Transaction Document to which it is a party will not violate any applicable Legal Requirement or any material contractual obligation of the Equity Investor and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Equity Investor pursuant to any applicable Legal Requirement or any such contractual obligation except, in each case, where such violation, creation or imposition would not reasonably be expected to have a Material Adverse Effect.
5.4 Ownership Interests. As of the Closing Date, the Equity Investor indirectly owns 100% of the ownership interests in the Borrower.
5.5 EPC Contract and Credit Documents. The Equity Investor has reviewed and is familiar with the terms of the EPC Contract and the other Transaction Documents that are material to its obligations hereunder.
5.6 Solvency Matters
5.6.1. Financial Information. The Equity Investor has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Borrower and its properties on a continuing basis (including any amendments to any relevant Transaction Document that are material to its obligations hereunder), and the Equity Investor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the Borrower and its properties.
5.6.2. Insolvency.

(a) After giving effect to the transactions contemplated by this Agreement and the contingent obligations evidenced hereby, the Equity Investor is not insolvent as such term is used or defined in any applicable Bankruptcy Law, and the Equity Investor has and will have assets which, fairly valued, exceed its indebtedness, liabilities or obligations.
(b) The Equity Investor is not executing this Agreement with any intention to hinder, delay or defraud any creditor or creditors of any of them.
5.7 Compliance with Laws. The Equity Investor is in compliance with applicable Legal Requirements, except to the extent any non-compliance would not reasonably be expected to have a Material Adverse Effect.
5.8 No Litigation or Proceeding. No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Equity Investor’s knowledge, threatened against or affecting the Equity Investor or against or affecting any of its properties or assets or the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, which would reasonably be expected to have a Material Adverse Effect.
5.9 Investment Company Act. The Equity Investor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE 6.
COVENANTS
The Equity Investor hereby covenants and agrees for the benefit of the Borrower, the Collateral Agent and the Secured Parties that from and after the date hereof until the Discharge Date:
6.1 Existence. The Equity Investor shall maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary to perform its obligations hereunder and each other Transaction Document to which it is a party and all material rights, privileges and franchises necessary in the normal course of conduct of its business.
6.2 Compliance with Laws. The Equity Investor shall comply with all Legal Requirements applicable to it, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
6.3 Credit Support. Notwithstanding anything to the contrary herein or in any other Loan Document the Equity Investor shall cause its Equity Commitment to be supported at all times by Acceptable Credit Support.
ARTICLE 7.
MISCELLANEOUS
7.1 Successions or Assignments.

(a) This Agreement shall inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors and permitted assigns.
(b) This Agreement is binding upon the Equity Investor and the Borrower and their respective successors and permitted assigns. Neither the Equity Investor nor the Borrower may assign any of their respective rights and obligations hereunder without the prior written consent of the Required Lenders (and any purported assignment in violation of this Section shall be void), except as provided in Section 2.1(g).
(c) This Agreement shall inure to the benefit of the Equity Investor and its successors and permitted assigns.
7.2 Waivers.
(a) No delay or omission on the part of the Collateral Agent or any Secured Party in exercising any of their rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by the Collateral Agent or any Secured Party, with or without notice to the Equity Investor or anyone else, shall constitute a waiver of any rights or shall affect or impair this Agreement.
(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COLLATERAL AGENT, THE BORROWER, AND THE EQUITY INVESTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE CREDIT AGREEMENT, OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE COLLATERAL AGENT, THE OTHER SECURED PARTIES, THE BORROWER, OR THE EQUITY INVESTOR. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO AND THE SECURED PARTIES TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE.
7.3 Interpretation. The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.
7.4 Remedies Cumulative. Each and every right and remedy of the Collateral Agent and the Secured Parties hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the Credit Agreement or any other Loan Document, or now or hereafter existing at law or in equity.

7.5 Severability. Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.6 Amendments. This Agreement may be amended, waived or otherwise modified only with the written consent of the parties hereto and otherwise in accordance with the Credit Agreement.
7.7 Jurisdiction. The Collateral Agent, the Borrower and the Equity Investor agree that any legal action or proceeding by or against the Borrower or the Equity Investor or with respect to or arising out of this Agreement, the Credit Agreement, or any other Loan Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as the Collateral Agent may elect. By execution and delivery of this Agreement, the Collateral Agent, the Borrower, and the Equity Investor accept, for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Collateral Agent, the Borrower and the Equity Investor irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by Legal Requirements. Any such process or summons in connection with any such action or proceeding may also be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed to the Borrower, the Equity Investor or the Collateral Agent as provided for notices hereunder. Nothing herein shall affect the right of the Collateral Agent to bring legal action or proceedings in any other competent jurisdiction. The Collateral Agent, the Borrower and the Equity Investor further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of the Borrower or the Equity Investor based upon the assertion that the rate of interest charged on or under this Agreement, the Credit Agreement and/or the other Loan Documents is usurious. To the fullest extent permitted by applicable law, the Collateral Agent, the Borrower, and the Equity Investor hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Project, this Agreement, the Credit Agreement or any other Loan Document brought before the foregoing courts on the basis of improper venue or forum non-conveniens. The Equity Investor hereby irrevocably appoints CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement, the Credit Agreement and the other Loan Documents to which it is a party.
7.8 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York without reference to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law).

7.9 Integration of Terms. This Agreement, together with other agreements attached hereto or referred to herein, contains the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all oral statements and prior writings with respect hereto.
7.10 Notices. All notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be effective if given in accordance with the provisions of Section 9.01 of the Credit Agreement. Notices to the Equity Investor shall be sent to the following addresses:
Sandy Creek Holdings, LLC
c/o Dynegy Sandy Creek Holdings, LLC
1000 Louisiana St., Suite 5800
Houston, Texas 77002-5050
Attn: Charles C. Cook, Senior Vice President and Treasurer
Tel: 713-767-8648
Fax: 713-356-2200
and
Sandy Creek Holdings, LLC
Two Tower Center, 11th Floor
East Brunswick, NJ 08816
Attn: General Counsel
Fax: (732) 249-7290
With a copy to:
Sandy Creek Holdings, LLC
c/o Dynegy Sandy Creek Holdings, LLC
1000 Louisiana St., Suite 5800
Houston, Texas 77002-5050
Attn: J. Kevin Blodgett
Executive Vice President and General Counsel
Tel: 713-507-6847
Fax: 713-356-2185
7.11 Counterparts. This Agreement may be executed in counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement. Delivery of a facsimile counterpart signature shall be effective as delivery of a manually executed counterpart signature.
7.12 Further Assurances. The parties hereto hereby agree to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Agreement.

7.13 Termination of Agreement. Notwithstanding anything contained herein to the contrary (but subject to Section 3.1), this Agreement and the obligations of the Borrower and the Equity Investor hereunder shall terminate on the earlier to occur of: (a) the Discharge Date; (b) the payment and satisfaction by the Equity Investor of all of its obligations under Articles 2 and 4; and (c) the date that is 180 days after the Term Conversion Date.
7.14 No Third Party Beneficiaries. Subject to Section 7.1, there shall be no third party beneficiaries to this Agreement or any provision hereof.
7.15 Consequential Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall any party be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form and action in what such damages are sought.
7.16 Scope of Liability. Section 9.21 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.
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IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Equity Commitment Agreement to be duly executed as of the date first above written.

SANDY CREEK ENERGY ASSOCIATES, L.P. as Borrower

By:	/s/ Joe Esteves

Name: Joe Esteves
Title: Authorized Signatory

SANDY CREEK HOLDINGS, LLC as Equity Investor

By:	LSP SANDY CREEK MANAGEMENT CO, LLC,
its manager

By:	/s/ James Pagano

Name: James Pagano
Title: President

CREDIT SUISSE, Cayman Islands Branch as Collateral Agent

By:	/s/ Thomas Cantello

Name: Thomas Cantello
Title: Director

By:	/s/ Nupur Kumar

Name: Nupur Kumar
Title: Associate